UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 20, 2018

Date of Report (Date of earliest event reported)

Legacy Reserves LP

(Exact name of registrant as specified in its charter)

Delaware	001-33249	16-1751069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 W. Wall St, Suite 1800, Midland, TX 79701

(Address of principal executive offices) (Zip Code)

(432) 689-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

8% Convertible Senior Notes due 2023

As previously announced, on September 14, 2018, Legacy Reserves LP, a Delaware limited partnership (the “Partnership”), Legacy Reserves Finance Corporation, a Delaware corporation (together with the Partnership, the “Issuers”), and Legacy Reserves Inc., a Delaware corporation (the “Company”), entered into privately negotiated exchange agreements (the “Exchange Agreements”) with certain holders of the Issuers’ 8.000% Senior Notes due 2020 (the “2020 Senior Notes”) and 6.625% Senior Notes due 2021 (the “2021 Senior Notes”), pursuant to which the Issuers exchanged (i) $21.004 million aggregate principal amount of the 2020 Senior Notes for $21.004 million aggregate principal amount of the Issuers’ new 8% Convertible Senior Notes due 2023 (the “New Notes”) and 105,020 shares (the “Exchange Shares”) of the Company’s common stock, par value $0.01 (“Common Stock”), and (ii) $109 million aggregate principal amount of the 2021 Senior Notes for $109 million aggregate principal amount of New Notes (collectively, the “Exchange Transactions”).

The Issuers and the Company offered the New Notes and Common Stock in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Issuers issued the New Notes pursuant to an Indenture, dated as of September 20, 2018, by and between the Issuers, the guarantors party thereto and Wilmington Trust, National Association (the “Indenture”).

The New Notes mature on September 20, 2023 (the “Maturity Date”), unless earlier repurchased or redeemed by the Issuers or converted. On or before December 1, 2018, the New Notes are subject to redemption for cash, in whole or in part, at the Issuers’ option, at a redemption price equal to 102% of the principal amount of the New Notes to be redeemed, plus any accrued and unpaid interest. Thereafter, the New Notes are subject to redemption for cash, in whole or in part, at the Issuers’ option at a redemption price equal to 100% of the New Notes to be redeemed, plus any accrued and unpaid interest. In addition, the Issuers are required to make an offer to holders of the New Notes upon a change of control at a price equal to 101%, plus any accrued and unpaid interest, and an offer to holders of the New Notes upon consummation by the Issuers or any restricted subsidiaries of certain asset sales at a price equal to 100%, plus any accrued and unpaid interest.

The New Notes bear interest at a rate of 8% per annum, payable semi-annually in arrears on June 1st and December 1st of each year, beginning on December 1, 2018. The New Notes rank pari passu with the Issuers’ existing and future senior debt. The New Notes are effectively subordinated to the existing and future secured indebtedness of the Issuers to the extent of the value of the collateral securing those obligations and structurally subordinated to the existing and future indebtedness of the Issuers’ subsidiaries. The New Notes were issued at par.

The New Notes are convertible into shares of Common Stock at an initial conversion rate of 166.6667 shares per $1,000 principal amount of New Notes, which is equal to an initial conversion price of $6.00 per share of Common Stock.

The New Notes are convertible, at the option of the holders, into shares of Common Stock at any time from the date of issuance up until the close of business on the earlier of (i) the business day prior to the date of a mandatory conversion notice, (ii) with respect to a New Note called for redemption, the business day immediately preceding the redemption date or (iii) the business day immediately preceding the Maturity Date. In addition, if a holder exercises its right to convert on or prior to September 19, 2019, such holder will receive an early conversion payment, in cash, per $1,000 principal amount as follows:

Early Conversion Date	Early Conversion Payment
September 20, 2018 through November 30, 2018	$80.00
December 1, 2018 through May 31, 2019	$64.22
June 1, 2019 through September 19, 2019	$24.22

Subject to compliance with certain conditions, the Issuers have the right to mandatorily convert all of the New Notes if the volume weighted average price of the Common Stock equals or exceeds the conversion price for at least 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days commencing on or after the initial issuance date.

The New Notes are guaranteed by the Company, Legacy Reserves GP, LLC, a Delaware limited liability company and the general partner of the Partnership, and certain subsidiaries of the Partnership.

The Indenture contains customary covenants that restrict the Company’s ability and the ability of certain of its subsidiaries to, among other things: (i) sell assets; (ii) declare or pay any dividend or distributions on, or repurchase or redeem equity interests, provided that such subsidiaries may pay dividends to the holders of their equity interests and the Company may pay distributions to the holders of their equity interests subject to certain conditions; (iii) incur or guarantee additional indebtedness or issue preferred units; (iv) create or incur certain liens; (v) enter into agreements that restrict distributions or other payments from certain of the subsidiaries to the Company; (vi) consolidate, merge or transfer all or substantially all of the Company’s assets; (vii) engage in certain transactions with affiliates; (viii) create unrestricted subsidiaries; and (ix) engage in certain business activities. These covenants are subject to a number of important exceptions and qualifications. If at any time when the New Notes are rated investment grade by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, many of such covenants will terminate and the Company and its subsidiaries will cease to be subject to such covenants.

The Indenture also contains customary Events of Default. Each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest on the New Notes; (ii) default in payment when due of the principal of, or premium, if any, on the New Notes; (iii) failure by the Company or the Partnership to comply with certain covenants relating to merger, consolidation, sale of assets or change of control; (iv) failure by the Company or the Partnership for 180 days after notice to comply with its reporting obligations under the Securities Exchange Act of 1934, as amended; (v) failure by the Company or the Partnership for 60 days after notice to comply with any of the other agreements in the Indenture; (vi) default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by the Company or any of its restricted subsidiaries, whether such indebtedness or guarantee now exists or is created after the date of the Indenture, if such default: (a) is caused by a payment default; or (b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $15.0 million or more, subject to a cure provision; (vii) failure by the Company or any of its restricted subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force or effect, or any guarantor, or any person acting on behalf of any guarantor, denies or disaffirms its obligations under its subsidiary guarantee; and (ix) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Issuers or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary. Upon a continuing Event of Default, the Trustee, by notice to the Issuers, or the holders of at least 25% in principal amount of the then outstanding New Notes, by notice to the Issuers and the trustee, may declare the New Notes immediately due and payable, except that an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Issuers, any restricted subsidiary of the Company that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Company, will automatically cause the New Notes to become immediately due and payable.

The Common Stock issued pursuant to the Exchange Agreements and the Common Stock issuable upon conversion of the New Notes have been reserved for issuance by the Issuers and are expected to be listed on the NASDAQ Global Select Market.

The foregoing description of the New Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference the Indenture (which includes the form of the New Notes), a copy of which is filed as Exhibit 4.1 hereto, and incorporated in this Item 1.01 by reference.

Amendments to Term Loan and Credit Facility

On September 20, 2018, the Company entered into the Eleventh Amendment (the “Credit Agreement Amendment”) to the Third Amended and Restated Credit Agreement, dated as of April 1, 2014 among the Company, the guarantors named therein, Wells Fargo Bank, National Association, as administrative agent and the lenders signatory thereto (the “Credit Agreement”) and entered into the Sixth Amendment (the “Term Loan Amendment”) to the Term Loan Credit Agreement, dated as of October 30, 2017, among the Company, the guarantors named therein, Cortland Capital Market Services LLC, as administrative agent, and the lenders party thereto (the “Term Loan Credit Agreement”).

The Credit Agreement Amendment and the Term Loan Amendment amend certain provisions set forth in the Credit Agreement and the Term Loan Credit Agreement, respectively, to, among other things, permit Legacy and its subsidiaries to redeem certain senior notes or permitted refinancing debt of such senior notes with any combination of the following: (i) proceeds of certain permitted refinancing debt; (ii) net cash proceeds of any sale of equity interests (other than disqualified capital stock) of the Company; and/or (iii) in exchange for equity interests (other than disqualified capital stock) of the Company.

The foregoing descriptions of the Credit Agreement Amendment and the Term Loan Amendment do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement Amendment and the Term Loan Amendment, which are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated September 20, 2018, between Legacy Reserves LP, Legacy Reserves Finance Corporation, the guarantors party thereto and Wilmington Trust, National Association.

10.1	Eleventh Amendment dated September 20, 2018 to the Third Amended and Restated Credit Agreement, dated as of April 1, 2014 among Legacy Reserves Inc., the guarantors named therein, Wells Fargo Bank, National Association, as administrative agent and the lenders signatory thereto.

10.2	Sixth Amendment dated September 20, 2018 to the Term Loan Credit Agreement, dated as of October 30, 2017, among Legacy Reserves Inc., the guarantors named therein, Cortland Capital Market Services LLC, as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy Reserves LP

Date: September 21, 2018	By:	/s/ James Daniel Westcott
James Daniel Westcott
President and Chief Financial Officer